EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

Derek K. Cole Director, Investor Relations 303-464-3986 derek.cole@myogen.com	Joseph L. Turner Chief Financial Officer 303-464-5222 joe.turner@myogen.com

MYOGEN REPORTS THIRD QUARTER 2003 RESULTS

     Denver, Colorado, December 4, 2003 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disease, today reported financial results for the third quarter of 2003. At September 30, 2003, the Company had cash, cash equivalents and short-term investments of approximately $50.3 million.

     Net loss for the quarter ended September 30, 2003 was $8.1 million, compared with $9.5 million during this period last year. For the nine months ended September 30, 2003, the Company reported a net loss of $28.0 million, compared with $20.0 million for the same period in 2002.

     “This has been a very productive period for Myogen,” said J. William Freytag, President and Chief Executive Officer of Myogen. “Our clinical development and research activities continue to proceed on positive courses. We are pleased that the investment community has been receptive to Myogen’s corporate vision, allowing us to secure additional financing to continue the development of our three current product candidates, enoximone, ambrisentan and darusentan, and our drug discovery program. Myogen remains focused on addressing the major unmet therapeutic needs of cardiovascular disorders.”

Business Highlights

•	In June, the Company completed the in-licensing of darusentan, a type-A selective endothelin receptor antagonist.

•	In August, the Company completed the sale of additional shares of its Series D preferred stock, raising net proceeds of $39.9 million.

•	In September, the Company completed the Phase II trial of ambrisentan in pulmonary arterial hypertension.

•	In October, the Company entered into a research collaboration with the Novartis Institutes for BioMedical Research, Inc.

•	In November, the Company completed its initial public offering of common stock, raising net proceeds of approximately $73.2 million.

Product Portfolio Update

Enoximone: ESSENTIAL I & ESSENTIAL II, the Company’s pivotal Phase III studies of enoximone capsules in patients with chronic heart failure, continue to progress in line with expectations. EMOTE, the Company’s Phase III study of enoximone capsules in patients with the most advanced stage of chronic heart failure, completed enrollment in July 2003 and is expected to conclude in the first half of 2004. EMPOWER, an additional Phase III study to support regulatory and post-approval marketing efforts, began enrollment in September 2003.

Ambrisentan: Based upon the results of AMB-220, the Company’s Phase II trial of ambrisentan in pulmonary arterial hypertension (PAH) that concluded earlier this year, and an end-of-Phase II meeting with the FDA, the Company is preparing to initiate the pivotal Phase III trials, ARIES I & II.

ARIES I & II are randomized, double-blind, placebo-controlled studies of ambrisentan in patients with PAH. The trials are identical except for the doses of ambrisentan and the geographic locations of the investigative sites. The Company plans to enroll 186 patients (62 patients per dose group) at approximately 40 sites for each trial. ARIES I will evaluate ambrisentan doses of 5.0 mg and 10.0 mg administered orally once-a-day for 12 weeks to patients in the United States and Canada. ARIES II will evaluate ambrisentan doses of 2.5 mg and 5.0 mg administered orally once-a-day for 12 weeks to patients in Europe and South America. The primary efficacy endpoint is exercise capacity, measured as the change from baseline in the six-minute walk test distance compared to placebo. Secondary endpoints include Borg Dyspnea Index, WHO Functional Class and a Quality of Life Assessment. The primary and secondary endpoints are the same endpoints studied in AMB-220 (Phase II). The Company expects to initiate ARIES I & II in the first half of 2004.

Darusentan: In 2004, the Company plans to initiate a Phase IIb dose ranging study designed to determine the safety, efficacy and appropriate dose of darusentan for lowering blood pressure in patients with uncontrolled, or resistant, hypertension.

Financial Review

Three months ended September 30, 2003 and 2002:

Total Perfan I.V. sales increased 11.3% to $707,000 from $635,000 for the three months ended September 30, 2003 and 2002, respectively. Unit sales were consistent for both periods and the increase primarily relates to differences in the US dollar and euro exchange rate. The cost of Perfan I.V. sold as a percentage of sales was 31.1% and 35.4% for these two periods respectively. The reduction in cost was primarily due to completion of the transfer of formulation responsibilities for Perfan I.V. to a new contract manufacturer in the second half of 2002.

Research and development expenses, excluding stock-based compensation expenses, decreased 16.3% to $7.1 million from $8.4 million for the three months ended September 30, 2003 and 2002, respectively. The decrease in costs was primarily due to decreasing costs associated with one of the enoximone Phase III trials nearing completion, reduced license fees for enoximone and reduced discovery research expenses as a result of Small Business Innovation Research (SBIR) funding that was received in the third quarter of 2003 that was used to offset other expenses.

Selling, general and administrative expenses, excluding stock-based compensation, decreased 54.6% to $663,000 from $1,460,000 for the three months ended September 30, 2003 and 2002, respectively. The decrease was primarily due to a $277,000 write-off in 2002 of expenses associated with a financing that was not completed and $286,000 in foreign currency gains on inventory and other assets purchased in euros.

Stock-based compensation expense was $841,000 for the three months ended September 30, 2003, of which $501,000 was attributable to research and development expenses and $340,000 was attributable to selling, general and administrative expenses. For the three months ended September 30, 2002, stock-based compensation expense was $291,000, of which $184,000 was attributable to research and development expenses and $107,000 was attributable to selling, general and administrative expenses.

Interest income net of interest expense was ($55,000) and $252,000 for the three months ended September 30, 2003 and 2002, respectively. Interest income was $95,000 and $255,000 for the respective periods. The decrease was primarily a result of a decrease in invested cash balances and a reduction in interest rates earned on invested cash balances. Interest expense was $150,000 and $3,000 for the respective periods. The increase was due to the $5.0 million term loan that was established in December 2002.

Net loss applicable to common stockholders for the quarter ended September 30, 2003 was $52.3 million, or $50.29 per share, compared with $13.2 million, or $12.95 per share during this period last year. The increased net loss was primarily due to the recording of a one-time beneficial conversion charge of approximately $39.9 million related to the sale of Series D preferred stock. The charge is calculated as the difference between the Series D offering price and the fair value of the common stock and limited to the amount of proceeds from the sale of the preferred stock. For the nine months ended September 30, 2003, the Company reported a net loss applicable to common stockholders of $79.5 million, or $76.99 per share, compared with $31.0 million, or $30.27 per share for the same period in 2002. The Company’s historical capital structure is not indicative of its current structure due to the automatic conversion of all shares of the then outstanding preferred stock into common stock concurrent with the closing of the Company’s initial public offering.

2003 Financial Guidance

For the year ending December 31, 2003, the Company anticipates:

•	Total product revenues of $2.5 million to $2.7 million;

•	Total operating expenses of $39 million to $42 million;

•	Net loss of $37.4 million to $40.2 million; and

•	Cash, cash equivalents and short-term investments at December 31, 2003 of $113 million to $117 million.

The Company plans on providing financial guidance for 2004 when it releases full year results for 2003.

2004 Milestones

Myogen is working towards several significant milestones in the coming year, including:

•	Completion of EMOTE (enoximone Phase III) with top-line results to be reported in the first half of the year;

•	Initiation of ARIES I & II (ambrisentan Phase III) in the first half of the year;

•	Initiation of a Phase IIb trial of darusentan in uncontrolled, or resistant, hypertension; and

•	Completion of patient enrollment and drug treatment in ESSENTIAL I & II (enoximone Phase III) by the end of the year.

Conference Call

J. William Freytag, President and CEO, and other members of Myogen’s senior management will review third quarter results via webcast and conference call on Friday, December 5, 2003 at 9:00am ET. To access the live webcast, please log on to the company’s website at www.myogen.com and go to the Investor Relations section. Alternatively, callers may participate in the conference call by dialing 800-218-0204 (domestic) or 303-262-2140 (international). Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Friday, December 12, 2003. Callers can access the replay by dialing 800-405-2236 (domestic) or 303-590-3000 (international). The passcode is 560675#.

About Myogen

Myogen is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders. Myogen currently markets one product in Europe for the treatment of acute decompensated heart failure and is developing three product candidates for three distinct cardiovascular indications. The Company also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit our website at www.myogen.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve significant risks and uncertainties, including those discussed in this release and others that can be found in the “Risk Factors” section of Myogen’s Prospectus filed on October 30, 2003 and in our Form 10-Q filed on December 4, 2003. Myogen is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. No forward-looking statement can be guaranteed and actual events and results may differ materially from those projected. The Company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market current and new products, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its products, and regulatory developments involving current and future products. Delays in clinical trials, whether caused by adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the Company’s financial position and prospects. Results from earlier clinical trials are not necessarily predictive of future clinical results. Discovery or identification of new product candidates cannot be guaranteed and progression from concept to product is uncertain. Consequently, there can be no assurance that any particular product candidate will be successful and become a commercial product. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.

MYOGEN, INC. AND SUBSIDIARY
(A Development Stage Enterprise)
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,239,045	$6,993,146
Short-term investments	43,062,015	26,804,619
Accounts receivable	1,240,418	741,852
Inventories, net	833,552	860,200
Prepaid expenses and other current assets	616,144	1,018,353

Total current assets	52,991,174	36,418,170
Property and equipment, net	1,255,298	1,691,931
Other assets	34,290	33,590

Total assets	$54,280,762	$38,143,691

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5,419,441	$2,748,647
Accrued liabilities	1,023,625	938,102
Current portion of capital lease obligations	35,762	25,968
Current portion of notes payable, net of discount	1,733,943	954,004

Total current liabilities	8,212,771	4,666,721
Capital lease obligations, net of current portion	130,877	106,870
Notes payable, net of current portion and discount	2,287,525	3,633,152
Commitments and contingencies Mandatorily redeemable convertible preferred stock	158,084,965	106,565,591
Stockholders’ deficit:
Series B convertible preferred stock, $0.001 par value, 810,000 shares authorized and 803,606 shares issued and outstanding as of December 31, 2002 and September 30, 2003; aggregate liquidation preference of $1,104,958 as of December 31, 2002 and September 30, 2003	804	804
Common stock, $0.001 par value; 17,375,000 and 24,221,913 shares authorized and 1,024,361 and 1,055,294 shares issued and outstanding as of December 31, 2002 and September 30, 2003, respectively	1,057	1,025
Deferred stock-based compensation	(8,676,149)	(1,726,692)
Other comprehensive income	23,357	225,420
Deficit accumulated during the development stage	(105,784,445)	(75,329,200)

Total stockholders’ deficit	(114,435,376)	(76,828,643)

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ deficit	$54,280,762	$38,143,691

MYOGEN, INC. AND SUBSIDIARY
(A Development Stage Enterprise)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

					Cumulative
					Period from
	For the Three Months Ended		For the Nine Months Ended		June 10, 1996
	September 30,		September 30,		(Inception) to
	2002	2003	2002	2003	September 30, 2003

Sales	$635,229	$707,013	$1,657,128	$2,071,823	$6,649,824
Cost of product sold	224,783	220,192	661,001	654,138	2,455,679

Gross profit	410,446	486,821	996,127	1,417,685	4,194,145

Operating expenses:
Research and development (excluding stock-based compensation expense of $184,176, $501,467, $207,201, $1,243,861 and $1,726,682, respectively)	8,421,399	7,052,067	17,698,708	24,621,961	75,977,053
Selling, general and administrative (excluding stock-based compensation expense of $106,970, $339,949, $106,970, $862,441 and $1,112,846, respectively)	1,460,212	662,738	3,706,544	2,564,309	16,016,423
Stock-based compensation expense	291,146	841,416	314,171	2,106,302	2,839,528

Total operating expenses	10,172,757	8,556,221	21,719,423	29,292,572	94,833,004

Loss from operations	(9,762,311)	(8,069,400)	(20,723,296)	(27,874,887)	(90,638,859)
Interest income (expense), net	251,589	(55,125)	744,103	(63,379)	2,472,507

Loss before income taxes	(9,510,722)	(8,124,525)	(19,979,193)	(27,938,266)	(88,166,352)
Income taxes	7,199	5,530	10,779	16,165	37,616

Net loss	(9,517,921)	(8,130,055)	(19,989,972)	(27,954,431)	(88,203,966)
Accretion of mandatorily redeemable convertible preferred stock	(3,670,935)	(4,243,618)	(11,012,805)	(11,583,987)	(30,896,369)
Deemed dividend related to beneficial conversion feature of preferred stock	—	(39,935,388)	—	(39,935,388)	(39,935,388)

Net loss attributable to common stockholders	$(13,188,856)	$(52,309,061)	$(31,002,777)	$(79,473,806)	$(159,035,723)

Basic and diluted net loss per common share	$(12.95)	$(50.29)	$(30.27)	$(76.99)

Weighted average common shares outstanding	1,018,718	1,040,108	1,024,361	1,032,200